Exhibit 10.18

UNIVERSAL TRUCKLOAD SERVICES, INC.
INCENTIVE COMPENSATION PLAN C
CALENDAR YEARS 2004 - 2006

     THIS SETS FORTH THE PROVISIONS OF THE INCENTIVE COMPENSATION PLAN C (the “Plan”) of Universal Truckload Services, Inc., a Delaware corporation (the “Company”), under which cash awards may be granted to certain employees of the Company and its Subsidiaries whose services are performed primarily with respect to the Company as a whole rather than to any of its operating subsidiaries individually. This Plan is subject to the limitations, provisions and requirements hereinafter stated.

1.	PURPOSES. The purposes of the Plan are as follows:

(a)	To encourage each Participant in the Plan to make exceptional contributions to further the growth, success and profits of the Company.

(b)	To foster teamwork and personal involvement in the Company’s success.

(c)	To provide the Company with an objective method of recognizing and rewarding certain employees who have been or will be given substantial responsibility for the direction and management of the Company.

(d)	The pronouns “he” and “his” are used throughout this document. These pronouns shall be used to describe male and female employees without any discrimination. The term “Section” shall refer to the provisions of the Plan so designated and enumerated herein.

2.	ADMINISTRATION OF PLAN. Subject to the ability of the Company’s full Board of Directors (the “Board”) to revest administration of all or any individual provisions of the Plan in itself at any time, this Plan shall be administered by the Compensation and Stock Option Committee of the Board (the “Committee”). The Committee shall interpret the Plan in a manner consistent with its purposes. All actions and determinations of the Committee taken in connection with the Plan shall be final and conclusive.

3.	ELIGIBILITY FOR BONUS AWARD AND PAYMENT.

(a)	Beginning with the first Accrual Year of the Plan and for each succeeding Accrual Year, all full-time employees of the Company and/or its Subsidiaries are eligible to be a Participant in this Plan.

(b)	The Committee shall determine the Participants in this Plan for its first Accrual Year upon adoption of the Plan. The Committee shall thereafter determine the Participants in this Plan at or near the beginning of every succeeding Accrual Year thereafter from the ranks of full-time employees as of the beginning of such Accrual Year. However, the Committee may, in its discretion, allow a newly hired or promoted employee to become a Participant in this Plan at any time during an Accrual Year. The amount of a Participant’s Bonus in these instances shall be determined in accordance with Section 6(b), herein.

(c)	The Board shall divide the Participants in this Plan into three classes. Class one is intended to be comprised of the executive officers of the Company. Class two is intended to comprehend employees whose duties are primarily to manage marketing, finance, safety and/or other critical functions benefiting the Company and its Subsidiaries as a whole. Class three is intended to include employees performing services similar to those described for class two but at the staff level.

(d)	Except as provided in Section 6, an employee must be employed on a full-time basis by a Subsidiary without interruption during the entire Accrual Year before he qualifies for a Bonus award for such year.

(e)	The Participant must be employed at the time that a Bonus installment otherwise due under this Plan per Section 5 is actually paid. In the event that the Participant’s employment is terminated, by reason of (a) discharge with or without cause or (b) voluntary termination by the Participant, at any time during the Accrual Year or before the actual payment date in Section 4(c), such terminated Participant shall not be entitled to any Bonus for such Accrual Year or the payment of any unpaid Bonus otherwise due him relating to any prior Accrual Year, unless specifically authorized by the Committee.

(f)	Unless specifically approved by the Committee, an employee shall not be a Participant with respect to any Accrual Year in which he is eligible for any bonus or other form of incentive compensation arrangement offered by the Company or its Subsidiaries except for participation in other Incentive Compensation Plans pursuant to Section 6, herein. Company stock based compensation plans approved by the Board shall not be considered a bonus or other form of incentive compensation arrangement for purposes of this provision.

4.	BONUS CALCULATION.

(a)	A Bonus under this Plan with respect to an Accrual Year shall be determined as soon as practicable after the end of such year as follows:

(i)	If the Consolidated Operating Ratio exceeds 97%, then no Bonus shall be awarded under this Plan.

(ii)	Determine the Operating Ratio Bonus Percentage by cross referencing the Consolidated Operating Ratio to the corresponding Bonus percentage on the attached Exhibit A;

(iii)	Multiply the Operating Ratio Bonus Percentage times each Participant’s Annual Base Compensation;

(iv)	Multiply the result in Section 4(a)(iii), above, by 70%;

(v)	Determine the Consolidated Operating Revenue Increase Percentage;

(vi)	Determine the Revenue Increase Bonus Percentage by cross referencing the Consolidated Revenue Increase Percentage to the corresponding Bonus percentage on the attached Exhibit A.

(vii)	Multiply the Operating Revenue Bonus Percentage times each Participant’s Annual Base Compensation.

(viii)	Multiply the result in Section 4(a)(vii), above by 30%.

(ix)	Add the result of the calculations per Section 4(a)(iv) and (viii), above to arrive at the Bonus.

(b)	The Company’s Board recognizes that the long-term well being of the Company may require actions which adversely affect the Consolidated Operating Ratio, and/or Consolidated Operating Revenue over the short term. Accordingly, upon recommendation by the Committee and at any time before Bonuses are calculated and recorded with respect to any Accrual Year, the Board may in its sole discretion waive or alter the Consolidated Operating Ratio threshold set forth in Section 4(a)(i), above, and/or alter Exhibit A, so as to entitle Participants to a Bonus for such Accrual Year.

(c)	In addition to any other conditions specified in this Plan, accrual and payment of the Bonus calculated pursuant to this Plan shall be subject to review by the Corporation’s independent accountants and such other tests and audit procedures as deemed necessary to assure accuracy of all Bonus calculations. Except as otherwise specifically provided in this Plan, Consolidated Operating Revenue and the Consolidated Operating Ratio amounts entering into the Bonus calculations for an Accrual Year shall be determined by reference to amounts reported separately or otherwise comprehended in the Company’s consolidated financial statements the “Consolidated Statements” provided to shareholders with respect to such Accrual Year.

5.	Payment of Bonuses: Any Bonus awarded a Plan Participant in Class One for an Accrual Year shall be paid as follows.

(a)	Forty percent (40%) on or before March 15th of the first calendar year beginning after the Accrual year.

(b)	Fifteen percent (15%) on or before the second and each succeeding March 15th beginning after the Accrual Year until the final installment is paid on March 15th of the fifth succeeding year beginning after the Accrual year.

(c)	The Committee may determine the Bonus due a Participant with respect to any Accrual Year shall be entirely paid out by March 15th of the succeeding Accrual Year if such Bonus amounts to less than a diminimis amount to be established by and pursuant to the sole discretion of the Committee.

Any Bonus awarded a Plan Participant in Class Two and Class Three for an Accrual Year shall be paid as follows:

(a)	Twenty percent (20%) on or before each calendar year beginning after the Accrual Year and continuing until the final installment is paid on March 15th of the fifth succeeding year beginning after the Accrual year.

(b)	The Committee may determine the Bonus due a Participant with respect to any Accrual Year shall be entirely paid out by March 15th of the succeeding Accrual Year if such Bonus amounts to less than a diminimis amount to be established by and pursuant to the sole discretion of the Committee.

6.	Special Situations.

(a)	Death, Disability or Retirement. Notwithstanding anything contained herein to the contrary, if a Participant’s employment ceases on account of death, total disability, as defined in § 105(d)(4) of the Internal Revenue Code, or retirement such Participant shall be entitled to receive a pro-rata portion of any Bonus he otherwise would be awarded had he remained a full-time employee for the entire Accrual Year. In either event, the Participant shall be entitled to an amount equal to his Bonus determined per Section 4(a) on a full year basis multiplied by a fraction the numerator of which shall be the number of days in the Accrual Year during which he was a Participant prior to death or disability and the denominator of which shall be 365 days. For example, a Participant dies on July 1 of an Accrual Year. The Bonus Calculation per Section 4(a) for that Accrual Year would award the Participant a Bonus of $10,000 had he been a full year Participant. Such Participant would be awarded a Bonus equal to $10,000 x 182/365 or $4,986.

(b)	Recently Promoted or Hired Employees. In the event the Committee allows a recently promoted or hired employee to participate in the Plan effective at other than the beginning of an Accrual Year, pursuant to Section 3(b), such Participant shall be awarded a pro-rata portion of any Bonus he would have been awarded had he been a Participant for the entire Accrual Year. The Calculation of such Participant’s Bonus under this provision shall be consistent with that described in Section 6(a), above, relating to death, total disability or retirement.

(c)	Pro-Rata Participation When Selected for Participation in Other Incentive Compensation Plans. Should a Participant as of the beginning of an Accrual Year be promoted and designated a Participant in another of the Company’s Incentive Compensation Plans during that ensuing Accrual Year, then the Participant’s Bonus under this Plan shall be equivalent to a pro-rata portion of the Bonus otherwise payable had he been a Participant in this Plan for the entire Accrual Year. The calculation of such Participant’s Bonus under this provision shall be consistent with that described in Section 6(a), above, relating to death or disability.

(d)	Transfer Between Subsidiaries. In the event a Participant transfers between Subsidiaries during an Accrual Year, the Committee shall determine the Subsidiary Operating Ratio and Operating Revenue Increase Percentage which shall be applied with respect to such Participant’s Annual Base Compensation to arrive at such Participant’s Bonus and the allocation of the resultant Bonus between the Subsidiaries which employed the Participant during such year.

(e)	Newly Formed or Acquired Subsidiary.

1) Eligibility of Employees to Participate in Plan – At the discretion of the Board, and effective as of the date of formation or acquisition, a newly formed or acquired corporation or limited liability company may be considered a Subsidiary so as to enable employees thereof as may be designated by the Committee to be Participants for the Accrual Year in which the formation or acquisition took place.

2) Annual Base Compensation – When a Subsidiary is added at any time other than at the beginning of an Accrual Year, the Bonus for a Participant who is an employee of such Subsidiary at that time shall be computed as per Section 4 except that such Participant’s Annual Base Compensation shall be determined as follows. Annual Base Compensation shall first be determined as per Section 12(c) except that the date on which the newly added Subsidiary is formed or acquired (or the date a Participant’s employment by such Subsidiary began, if later) shall be substituted for the January 1st date in 12(c)(i) and (ii). The Annual Base Compensation so determined shall then be multiplied by a fraction to arrive at annual Base Compensation for purposes of Sections 4 and 6. The fraction shall be determined by dividing the number of days during the Accrual Year from and including the date the newly added Subsidiary was formed or acquired (or the date a Participant’s employment by such Subsidiary began, if later) through December 31st of such Accrual Year. The denominator of the fraction shall be 365.

3) Affect on Consolidated Operating Ratio — The purchase cost of all intangible assets, such as goodwill, acquired after January 1, 2004 and reflected in the Company’s consolidated financial statements shall, to the extent not otherwise amortizable in accordance with the Company’s method of accounting purposes of the Consolidated Statements, be amortized ratably over a ten year period in the determination of the Consolidated Operating Ratio. Any impairment charges reflected in the Consolidated Statements for an Accrual Year which relate to an intangible asset amortizable under this provision for Bonus calculation purposes shall be ignored in determining the Consolidated Operating Ratio.

4) Affect on Consolidated Revenue Increase Percentage – To the extent the Company and/or its Subsidiaries have made an Acquisition during an Accrual Year, the Operating Revenue attributable to such Acquisition for the Accrual Year shall be comprehended in the determination of the Consolidated Revenue Increase Percentage as follows. Consolidated Operating Revenue for the Accrual Year shall not include Operating Revenues attributable to such Acquisition. In the immediately succeeding Accrual Year, Operating Revenues attributable to the Acquisition recorded for that portion of the preceding Accrual Year occurring after the Acquisition took place shall be annualized and added back to Consolidated Operating Revenues as originally determined for Bonus calculation purposes for such preceding Accrual Year to arrive at the prior year Consolidated Operating Revenues to be used as the base for measuring the current year Consolidated Revenue Increase Percentage. To the extent the Company and/or its Subsidiaries have made any Dispositions during an Accrual Year, Operating Revenue attributable to the Disposition for the Accrual Year shall be comprehended in the determination of the Consolidated Revenue Increase Percentage as follows. Consolidated

Operating Revenue for the Accrual Year relating to the Disposition shall be included in the Consolidated Operating Revenues for the Accrual Year. However, Operating Revenues for the immediately preceding year shall be adjusted downward by an amount equal to Operating Revenues attributable to the assets which were the subject of the subsequent Disposition that were recorded on the books of the Company or its Subsidiaries in the immediately preceding year after that portion of the such year corresponding to the portion of the Accrual Year occurring after the Disposition. For example, if a subsidiary is sold June 30 of an Accrual Year, Operating Revenues attributable to that Subsidiary remain included in Consolidated Operating Revenues for the Accrual Year Bonus Calculation. However, Operating Revenues for the immediately preceding year are to be reduced for the portion of such Subsidiaries Operating Revenues which were recorded after June 30 of such preceding year.

(f)	Payment of Bonuses to Deceased, Totally Disabled or Retired Employees. Bonus installments shall be paid to employees awareded a Bonus pursuant to section 6(a) in accordance with section 5 regardless of their cessation of employment with the Company and/or its Subsidiaries. Provided, no post Retirement payments of Bonus shall be made to a former employee who has accepted employment with any competitor of the company of its Subsidiaries, unless the Committee approves. All Bonus payments to a deceased ot totally disabled employee shall be paid to such employee or his personal representative as the case may be.

7.	NOTICES. The Board or the Committee shall notify all employees selected to participate in the Plan of the selection and of the provisions of the Plan as soon after selection as practicable. Participants shall thereafter also be notified as soon as practicable of any changes to the provisions of the Plan for the ensuing Accrual Year.

8.	OTHER BENEFITS. This Plan is intended to provide a method of rewarding employees for exceptional contributions made by such employees and any Bonus awards hereunder are intended to be in addition to any other benefits which the Company provides to the Participants.

9.	AMENDMENTS TO PLAN. At any time during an Accrual Year, upon recommendation of the Committee or upon its own initiative, the Board may make such amendments to the Plan as, in its sole discretion, are deemed desirable.

10.	TERMINATION OF THE PLAN. The Board may at any time terminate the Plan. In the event the Plan is terminated, the Company shall not have any obligation to the Participants under the Plan unless the Board states that the Company has assumed an obligation. For example, assume the Plan is terminated on December 15 of an Accrual Year. No Participant shall have a right to receive, and the

Company shall not have any obligation to pay, any bonus award under the Plan for that Accrual Year unless the Board expressly states otherwise.

11.	NONASSIGNABILITY. No Participant shall have the right to assign or transfer any of his benefits or expected benefits under the Plan except by will or by the laws of descent and distribution.

12.	GLOSSARY OF TERMS. Except as otherwise provided in this Plan, the following definitions apply to the terms as used in this Plan.

(a)	Accrual Year: The calendar year with respect to which a calculation of amounts due under this Plan to employees selected for participation in this Plan is to be made.

(b)	Acquisition: A transaction in which the Company or any of its Subsidiaries acquires transportation customer and/or sales agent relationships from a third party in exchange for consideration.

(c)	Annual Base Compensation: Shall mean the following:

(i)	With respect to any Participant who is compensated on the basis of a fixed salary, Annual Base Compensation shall be the amount of such base salary determined at January 1st of each Accrual Year on an annualized basis (i.e., a $1,000 per week salary yields $52,000 of Annual Base Compensation).

(ii)	With respect to any Participant employee who is compensated on an hourly , the Annual Base Compensation shall be equal to the base wage rate of such participant as of January 1st of each Accrual Year multiplied by the number of straight time hours such Participant actually worked during the Accrual Year, not to exceed 2,080 hours.

(iii)	In the event an hourly Participant’s death, total disability (as defined in Section 6(a) or Retirement during the Accrual Year Annual Base Compensation shall be Determined first by annualizing, from the date of death, total disability or Retirement, the number of straight time hours worked during the Accrual Year (but in no event more than 2,080 hours) and them multiplying the resultant total by the Participant’s base hourly wage rate as of January 1 of such Accrual Year.

(iv)	In the event a salaried Participant is terminated prior to the end of an Accrual Year, and the Committee specifically authorizes the payment of a Bonus pursuant to Section 3(d) for such Accrual Year, then such Participant’s Annual Base Compensation shall be determined pursuant to Section 12(c)(i) prorated for the portion of the Accrual Year prior to termination.

(v)	In the event an hourly Participant is terminated prior to the end of an Accrual Year, and the Committee specifically authorizes the payment of a Bonus pursueant to Section 3(d) for such Accrual Year, then such Participant’s Annual Base Compensation shall be determined by reference to the actual number of straight time hours worked prior to termination (not to exceed 2,080 hours) multiplied by such Participant’s base hourly wage rate as of Jaunary 1 of such Accrual Year.

(d)	Bonus: The amount of cash calculated as due under the Plan in accordance with its terms to a Participant or the Participants, as the context requires, with respect to an Accrual Year.

(e)	Consolidated Operating Ratio: The Operating Ratio for the Accrual Year determined by reference to Operating Revenues and Operating Expenses as defined herein.

(f)	Consolidated Operating Revenue: Operating Revenue as reported by the Company in its Consolidated Statements or the Corresponding Statements for the immediately preceding Accrual Year, as the context requires subject tp the adjustment per Section 6(e)(iv) of this Plan.

(g)	Consolidated Operating Revenue Increase Percentage: The Percentage by which Consolidated Operating Revenues for the Accrual Year increased over the corresponding Consolidated Operating Revenues for the immediately preceding calendar year.

(h)	Disposition: A transaction in which the company or any of its Subsidiaries disposes of transportation customer and/or sales agent relationships to a third party for consideration or terminates such relationships in connection with the cessation of part or all of the business activity or the Company or its Subsidiaries.

(i)	Incentive Compensation Plans: The plans administered by the Compensation and Stock Option Committee and referred to as Incentive Compensation Plans A through C, as currently in effect and as may from time to time be amended.

(j)	Operating Expenses: All expenses included in the Company’s

Consolidated Statements except interest and income taxes subject to the following modifications:

(i) The adjustment provided in Section 6(e)(iii) of the Plan;

(ii) The Class One Bonus expense recorded on the Company’s books for the year shall not be considered an Operating Expense for purposes of determining the Consolidated Operating Ratio;

(iii) To the extent not already comprehended in Operating Expenses per the Company’s Consolidated Statements, there shall be subtracted (or added) the net gain (or loss), as the case may be, relating to the disposition of fixed assets in the ordinary course of business; and

(k)	Operating Ratio: The Percentage obtained by dividing Operating Expenses by Operating Revenues.

(l)	Operating Ratio Bonus Percentage: The Percentage to be applied against a Participant’s Annual Base Compensation for an Accrual Year in the determination of that portion of a Participant’s Bonus attributable to Consolidated Operating Ratio performance. It shall be determined by matching the Consolidated Operating Ratio to the corresponding Percentage underneath the “Operating Ratio Bonus Percentage” column per the attached Exhibit A.

(m)	Operating Revenues: All revenues included in the Company’s Consolidated Statements from conducting transportation related business activities subject to the following modifications:

(i) The adjustment described in Section 6(e)(iv) of the Plan; and

(ii) Any other modifications, additions or deletions which the Committee from time to time determines are consistent with the purposes of the Plan.

(n)	Operating Revenue Bonus Percentage: The Percentage to be applied against a Participant’s Annual Base Compensation for an Accrual Year in the determination of that portion of a Participant’s Bonus attributable to Consolidated Operating Revenue growth. It shall be determined by matching the Consolidated Operating Revenue Increase Percentage to the corresponding Bonus Percentage underneath the “Revenue Increase Bonus Percentage” column per the attached Exhibit A.

(o)	Participant: An employee selected for participation in this Plan for an Accrual Year by the Committee in its sole discretion.

(p)	Percentages: All percentages (including operating ratio calculations) shall be determined to the nearest 1/1000th (.000).

(q)	Retirement: The cessation of employment with the Company or its Subsidiaries at any time after reaching the age of 62 and one/half years of age.

(r)	Subsidiary(ies): Includes Universal Am-Can, Ltd., Mason and Dixon Lines, Inc., Economy Transport, Inc., Louisiana Transportation, Inc., AFA Enterprises Inc./Great American Lines, Mason Dixon Intermodal, Inc. and such newly formed or acquired corporations and/or limited liability companies as the Board shall designate.

13.	APPROVAL AND DURATION OF PLAN: This Plan has been submitted for approval at a meeting of the Board on the 10th day of December, 2004, and if approved shall be effective for calendar years 2004 through 2006 inclusive, unless otherwise amended by the Board. Accordingly, Calendar 2004 shall be the first Accrual Year of the Plan and the Plan shall be deemed in effect on January 1 of such year.

Witness:	Universal Truckload Services, Inc.

/s/ Robert E. Sigler	By:	/s/ Donald B. Cochran

EXHIBIT A

UNIVERSAL TRUCKLOAD SERVICES, INC.
INCENTIVE COMPENSATION PLAN C

The Schedule of Consolidated Operating Ratio’s and corresponding Operating Ratio Bonus Percentages is as follows:

Class I

70%
Profit Component
Operating	Bonus
Ratio	Percentage
Above 95.9	0%
95.6 to 95.9	30
95.2 to 95.5	45
94.8 to 95.1	75
94.4 to 94.7	85
93.8 to 94.3	90
93.4 to 93.7	95
93.0 to 93.3	100
92.6 to 92.9	105
92.2 to 92.5	110
91.8 to 92.1	115
91.4 to 91.7	120
91.0 to 91.3	130
90.6 to 90.9	140
90.2 to 90.5	150
89.8 to 90.1	160
89.4 to 89.7	170
89.0 to 89.3	180
Under 89	200

30%
Sales Component
Revenue	Bonus
Increase	Percentage
Under 5.1%	0%
5.1 to 7.5	10
7.6 to 10	25
10.1 to 12.5	35
12.6 to 13.0	45
13.1 to 15.5	55
15.6 to 18.0	75
18.1 to 21.0	100
21.1 to 23.0	125
23.1 to 25	150
Over 25	200

Class II

70%
Profit Component
Consolidated	Operating
Operating	Ratio Bonus
Ratio	Percentage
Above 95.9	0
95.5 to 95.9	5
95.0 to 95.4	10
94.5 to 94.9	15
94.0 to 94.4	25
93.9 and under	40

30%
Sales Component
Consolidated	Revenue
Revenue Increase	Increase Bonus
Percentage	Percentage
Under 5.1%	0%
5.1 to 7.5	5
7.6 to 10.0	10
10.1 to 12.5	15
12.6 to 13.0	18
15.1 to 15.5	20
15.6 to 20.0	25
20.1 to 25.0	30
25.1 to 30.0	40
30.1 and above	50

Class III

70%
Profit Component
Consolidated	Operating
Operating	Ratio Bonus
Ratio	Percentage
Above 95.9	0%
95.0 to 95.9	3
94.0 to 94.9	5
93.0 to 93.9	6
92.9 and under	8

30%
Sales Component
Consolidated	Revenue
Revenue Increase	Increase Bonus
Percentage	Percentage
Under 5.1%	0%
5.1 to 10.0	5
10.1 to 15.0	6
15.1 to 20.0	7
20.1 to 30.0	8
30.1 and above	10

Plan C includes:

Class One:	Executive Officers

Class Two:	Officers and Managers responsible for relating functions to the activities of two or more subsidiaries of the Company.

Class Three:	Key staff members performing the majority of their services under the direction of Class One or Class Two Participants.